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FONAR ANNOUNCES FISCAL 2007 FIRST QUARTER FINANCIAL RESULTS

MELVILLE, NEW YORK, November 9, 2006 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning(TM), today announced its financial results for the first quarter of fiscal 2007, which ended September 30, 2006.

Revenues for the first quarter of fiscal 2007 were $7.8 million, compared to $10.2 million in the corresponding period of fiscal 2006. Overall revenues attributable to product sales were $2.5 million in the first quarter, a decrease from $4.2 million one year earlier. The lower level of revenue is attributable to a slow down in capital equipment purchases by customers following robust Upright(TM) Multi-Position(TM) MRI sales in 2003, 2004 and 2005. Sales of the FONAR Upright(TM) Multi-Position(TM) MRI were negatively affected primarily by marketing and advertising pressure from our competitors attempting to minimize its unique medical benefits.

An important event during the first quarter of fiscal 2007 was the sale of a FONAR Upright(TM) Multi-Position(TM) MRI to St. Maartenskliniek, the largest orthopedic hospital in the Netherlands. At the time of the purchase, Dr. Paul Pavlov, a Director of the St. Maartenskliniek, and Chairman of its internationally acclaimed Spine Center, said, "We concluded that once FONAR made available upright weight-bearing MRI imaging technology, owning one for the St. Maartenskliniek Spine Center WAS NOT OPTIONAL, BUT MANDATORY. For our hospital to continue to engage in spine surgery without it, once this new technology became available, WAS UNACCEPTABLE." For details visit: www.fonar.com/news/091306a.htm

Service and repair revenues increased from $1.9 million to $2.5 million or by 31% in the fiscal first quarter of 2007 from the same quarter of fiscal 2006. This occurs due to the result of warranty expirations among the installed base after the first year. As of September 30, 2006, there were 110 FONAR Upright(TM) Multi-Position MRI units installed worldwide.

Net loss for the first three months of fiscal 2007 was $6.1 million, or $0.05 loss per common share (basic and diluted), as compared to a net loss of $8.3 million, or $0.08 loss per common share (basic and diluted), for the same period of fiscal 2006.

Total cash and marketable securities declined 8% or $0.8 million to $8.7 million for the first fiscal quarter of 2007 as compared to the previous fourth quarter and fiscal year-ending June 30, 2006, of $9.5 million.

On September 30, 2006, total assets were $54.0 million, total current assets were $34.7 million, total current liabilities were $23.8 million, and total long-term liabilities were $1.4 million.

                               FONAR Corporation

Commenting on the financial results for fiscal 2007, Raymond Damadian, M.D., president and chairman of FONAR, said, "A very competitive atmosphere has led to a decline in sales. Subsequently, we are planning to expand our sales force, both in terms of hiring more sales personnel and further establishment of a domestic network of distributors."

"We have focused new efforts on the hospital segment of the market place," said Dr. Damadian. "The FONAR Upright(TM) Multi-Position(TM) MRI serves a valuable need to hospitals since nearly as many spine surgeries are performed each year as are heart surgeries. Since Upright(TM) Imaging in Multiple Positions provides DYNAMIC MRI IMAGING in contrast to the STATIC imaging by conventional single-position recumbent-only MRI, it is self-evident that hospitals and surgeons engaged in spine surgery must come to the same conclusion St. Maartenskliniek did, namely that the FONAR Upright(TM) Multi-Position(TM) MRI is "MANDATORY" and "NOT-OPTIONAL" for medical practices engaged in spine care."


                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                   For the Three Months Ended September 30,
                                2006              2005
                            -----------       ------------
Revenues                    $ 7,783,000       $ 10,153,000
Net Loss                    $(6,105,000)      $ (8,317,000)
Basic & Diluted Loss
per Common Share                $(0.05)            $(0.08)


About FONAR

FONAR(R) was incorporated in 1978, making it the first, oldest and most experienced MRI manufacturer in the industry. FONAR introduced the world's first commercial MRI in 1980, and went public in 1981. Since its inception, FONAR has installed hundreds of MRI scanners worldwide. Their stellar product line includes the FONAR UPRIGHT(TM) MULTI-POSITION(TM) MRI (also known as the Stand-Up(TM) MRI), the only whole-body MRI that performs Multi-Position(TM) imaging (mpMRI(TM)) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT(TM) MULTI-POSITION(TM) MRI often sees the patient's problem that other scanners cannot because they are lie-down only. With nearly one half million patients scanned, the patient-friendly FONAR UPRIGHT(TM) MULTI-POSITION(TM) MRI has a near zero claustrophobic rejection rate by patients. A radiologist said, "FONAR UPRIGHT(TM) MRI - No More Claustrophobia - The Tunnel Is Gone." As another FONAR customer states, "If the patient is claustrophobic in this scanner, they'll be claustrophobic in my parking lot." Approximately 85% of patients are scanned sitting while they watch a 42" flat screen TV. FONAR's latest MRI scanner is the FONAR 360(TM), a room-size recumbent scanner that optimizes openness while facilitating physician access to the patient. FONAR is headquartered on Long Island, New York, and has approximately 400 employees.

_______________________________________________________________________________
The Inventor of MR Scanning, True Flow MRI, Stand-Up MRI, FONAR UPRIGHT MRI, Multi-Position MRI, pMRI and The Proof is in the Picture are trademarks of FONAR Corporation.

Be sure to visit FONAR's Web site for Company product and investor information:
                                 www.fonar.com
                                      ###
This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.

Contacts:
Daniel Culver
FONAR Corporation
Tel: 631-694-2929
Fax: 631-390-1709
http://www.fonar.com
invest@fonar.com